Rule 424(b)(3)
File No. 333-163244

SecureFoundationSM
Group Fixed Deferred Annuity Certificate

Issued by:

SUPPLEMENT Dated February 2, 2011
to the Prospectus dated August 25, 2010

Effective immediately, shares of additional Covered Funds are available to be purchased in connection with the Certificate.  All references to the Covered Funds or to the Maxim SecureFoundationSM Lifetime Portfolios now include the following additional portfolios:

Maxim SecureFoundationSM Lifetime 2020 Portfolio
Maxim SecureFoundationSM Lifetime 2030 Portfolio
Maxim SecureFoundationSM Lifetime 2040 Portfolio
Maxim SecureFoundationSM Lifetime 2050 Portfolio

In addition, the Maxim SecureFoundationSM Lifetime Portfolios and the Maxim SecureFoundationSM Balanced Portfolio each now have only one available class of shares, Class L shares.  Class L shares have a distribution or “Rule 12b-1” plan.  The distribution plan provides for a distribution fee that is paid out of Class L’s assets on an ongoing basis.

All references in the Prospectus to the Class G shares or Class G1 shares are hereby deleted in their entirety. Prospective purchasers must purchase Class L shares in order to purchase the Certificate.

This Supplement must be accompanied by or read in conjunction with the current Prospectus, dated August 25, 2010.  Please keep this supplement for future reference.